AMENDMENT
TO
INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

THIS AMENDMENT TO INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT (“Amendment”) to the Investment Advisory and Management Agreement dated the 29th day of February, 2008 (the “Agreement”), by and between Sun Capital Advisers Trust, a Delaware statutory trust (the “Trust”), and Sun Capital Advisers LLC, a Delaware limited liability company (the “Manager”), with respect to its series identified as SC Goldman Sachs Short Duration Fund (the “Fund”), is made as of the 20th day of February, 2009.  All terms not defined herein shall have the meaning set forth in the Agreement.

WITNESSETH:

WHEREAS, the Manager and the Trust, on behalf of the Fund, have entered into the Agreement and now propose to amend it, as provided for in Section 12 of the Agreement, to reduce the rate of compensation to be paid to the Manager, contingent upon the Securities and Exchange Commission (“SEC”) issuing an order to Sun Life Assurance Company of Canada (U.S.) and certain designated variable accounts thereof, and Sun Life Insurance and Annuity Company of New York and certain variable accounts thereof (collectively, the “Applicants”) , pursuant to: (i) Section 26(c) of the Investment Company Act of 1940, as amended (the “1940 Act”) permitting the substitution of shares of a certain investment portfolio (the “Substituted Portfolio”) for shares of the Fund (the “Substitution”), and (ii) Section 17(b) exempting the Applicants and the Fund from Section 17(a) of the 1940 Act to the extent necessary to effect the Substitution by redeeming shares of the Substituted Portfolio in kind and contributing the proceeds of such redemption in kind in exchange for shares of the Fund (the “Order”), provided that such reduction shall be effective only upon the Fund receiving such redemption proceeds;

WHEREAS, the Manager has represented to the Trust that there will be no reduction in the quality or quantity of services the Manager provides to the Fund as a result of, or otherwise in connection with, such reduction;

NOW, THEREFORE, in consideration of the above premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Manager and the Trust, on behalf of the Fund, hereby agree to amend the Agreement as follows:

1.  Amendment to Exhibit A.  Exhibit A of the Agreement is hereby amended by deleting “0.65%” and substituting therefor “0.64” under the caption “Management Fee as a percentage of average daily net assets.”

2.  Effectiveness.  This Amendment shall take effect only: (a) if the Order is issued; and (ii) upon the Fund’s receiving the proceeds of the redemption of shares of the Substituted Portfolios.  Otherwise this Amendment shall have no effect, and the Agreement shall not be considered in any way amended hereby.

IN WITNESS WHEREOF, the Manager and the Trust, on behalf of the Fund, have caused this Amendment to the Investment Advisory and Management Agreement to be duly executed as of this 20th day of February, 2009.

SUN CAPITAL ADVISERS LLC

By:  /s/ John T. Donnelly
John T. Donnelly
Senior Managing Director – Investment
Products and Services

By: /s/ Maura A. Murphy__
Maura A. Murphy
Managing Director and General Counsel

ADDRESS FOR NOTICES:

One Sun Life Executive Park
Wellesley Hills, Massachusetts 02481

SUN CAPITAL ADVISERS TRUST,
ON BEHALF OF ITS SERIES SC GOLDMAN SACHS SHORT DURATION FUND

By:  /s/ James F. Alban
James F. Alban
Treasurer and Chief Financial Officer

ADDRESS FOR NOTICES:

One Sun Life Executive Park
Wellesley Hills, Massachusetts 02481

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